Exhibit 1

                                             Oi S.A. – In Judicial Reorganization

Federal Taxpayers’ (CNPJ) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Confirmation of the Issuance of Common Shares upon Exercise of Warrants

Oi S.A. – In Judicial Reorganization (the “Company”), in furtherance of the Material Fact dated October 3, 2018 and the Notices to the Market dated October 26, 2018 and December 5, 2018, announces to its shareholders and the market that today the Company’s Board of Directors confirmed the issuance of 275,985 common shares (“Common Shares”) and the delivery of such Common Shares to holders of its Warrants that exercised their Warrants from December 4, 2018 through January 2, 2019, including Warrants represented by 55,197 American Depositary Warrants (“ADWs”) that were exercised from November 28, 2018 through December 26, 2018.

The Company expects that American Depositary Shares, each representing five common shares (CUSIP: 670851500; ISIN: US6708515001), will be delivered on January 7, 2019 to holders that exercised their ADWs on or prior to December 26, 2018.

Warrants that were not exercised on or prior to January 2, 2019 and ADWs that were not exercised on or prior to December 26, 2018 have expired and can no longer be exercised.

The Company will keep its shareholders and the market informed of any material development of the subject matter of this Notice to the Market.

Rio de Janeiro, January 4, 2019.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer